Exhibit 5.1

January 12, 2026

Arrowhead Pharmaceuticals, Inc.

177 E. Colorado Blvd., Suite 700

Pasadena, California 91105

Re:	Arrowhead Pharmaceuticals, Inc.

Registration Statement on Form S-3 (File No. 333-292061)

Ladies and Gentlemen:

We have acted as counsel to Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-292061) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated January 7, 2026, filed with the Commission on January 8, 2026 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $700,000,000 aggregate principal amount of the Company’s 0.00% Convertible Senior Notes due 2032 (the “Notes”) and shares of the Company’s common stock, $0.001 par value per share, issuable upon conversion of the Notes (the “Shares”).

The Notes have been issued pursuant to the Indenture dated as of January 12, 2026 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated January 12, 2026, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee. In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement, dated as of January 7, 2026 (the “Underwriting Agreement”), with the representatives of the underwriters named therein (the “Underwriters”). The Indenture, the Underwriting Agreement and the Notes are referred to collectively as the “Notes Documents.”

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Notes Documents and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600 | San Francisco, CA 94111-3715 | T: 415.393.8200 | F: 415.393.8306 | gibsondunn.com

January 12, 2026

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

2. The Shares initially issuable upon conversion of the Notes have been duly authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes as provided in the Indenture, the Shares will be legally issued, fully paid and nonassessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. These opinions are limited to the effect of the current state of the laws of the State of New York, the United States of America and the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision in the Notes Documents waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

January 12, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP